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Energizer Resources Raises Capital Through

Non-Brokered Private Placement Offering

NEWS RELEASE – February 4, 2016

Energizer Resources Inc. (TSX:EGZ) (OTCQB:ENZR) (WKN: A1CXW3)  ("Energizer" or the "Company") announces it has closed a non-brokered private placement offering  (the "Offering") for gross proceeds of CDN$450,653.

The Company has issued 6,437,900 units (the "Units") at a price of CDN$0.07 per Unit, each Unit consisting of one (1) common share and one (1) common share purchase warrant (a "Warrant"), each Warrant entitling the holder thereof to acquire one (1) common share of the Company at a price of US$0.11 per share until February 4, 2018.

Net proceeds from the Offering will be used for advanced testing of lithium-ion battery anodes using Molo graphite concentrate and for general working capital purposes. Specifically, the advanced anode testing will bring the Company closer to determining a final cost matrix for the entire suite of sellable concentrates, including flake concentrate that can be upgraded through spheridizing, purification and coating for use in electric vehicle applications.

All securities issued in connection with the Offering will be subject to a minimum six-month hold period as required by U.S. securities laws, and will also be subject to a four-month hold period (which will run concurrently with the six-month hold period) as required by Canadian securities laws.

The Company has obtained conditional approval from the Toronto Stock Exchange (the "TSX") for the listing of all common shares issued pursuant to the Offering. The Offering is subject to receipt of final approval of the TSX.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws, unless an exemption from such registration is available.

About Energizer Resources

Energizer Resources is a mineral exploration and mine development company based in Toronto, Canada, that is developing its 100%-owned, feasibility-stage flagship Molo Graphite Project situated in southern Madagascar.

For further information contact:

Brent Nykoliation, Senior Vice President, Corporate Development: +1.416.364.4911

Email:   bnykoliation@energizerresources.com

or Craig Scherba, President and CEO: cscherba@energizerresources.com

Safe Harbour: This press release contains statements that may constitute "forward-looking statements" within the meaning of applicable Canadian and United States securities legislation. Readers are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements are related to use of proceeds of the Offering, future test results and product analysis, the use of the Molo concentrate and further discussions regarding potential off take agreements are based on current expectations, estimates and assumptions that involve a number of risks, which could cause actual results to vary and in some instances to differ materially from those anticipated by the Company and described in the forward-looking statements contained in this press release. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do so, what benefits the Company will derive there from. The forward-looking statements contained in this news release are made as at the date of this news release and the Company does not undertake any obligation to update publicly or to revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.